FOR IMMEDIATE RELEASE

Contact: Steven Kiel

434-239-4272

investorrelations@sitestar.com

Sitestar Completes a Private Placement of Common Stock

Lynchburg, VA. — August 11, 2016 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that it has raised $3,854,719.15 in equity through the private placement of 80,306,649 shares of newly issued common stock at a price of 4.8 cents per share. As of the effective date, August 10, 2016, Sitestar has a total of 157,710,659 outstanding shares. Purchasers of the stock in the private placement primarily consisted of affiliates to the Company.

Sitestar carried out this capital raise in order to ensure that a quorum would be met at the Company’s upcoming shareholder meeting, in order to increase its asset base to reduce the per share burden of the Company’s fixed public company expenses, and to pursue as yet-unidentified strategic acquisitions. Any potential acquisition would require approval by the Board of Directors.

“As we planned for the Company’s annual shareholder meeting, we realized that it would be unlikely that a quorum would be met. Raising new equity allows us to address this challenge, and also ensures that the Company has the ability to pursue attractive opportunities as they arise,” said Steven Kiel, Sitestar’s CEO.

About Sitestar

Sitestar and its subsidiaries engage in several business activities including offering consumer and business-grade internet access, managing a real estate portfolio, and acquiring and managing HVAC companies in Arizona and throughout the Southwest.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.